Exhibit 99.2

Virtual Tour Script

Welcome to the future of cannabis retail…

SHOWCASE…the ultimate learning and shopping experience, and the premier showcase for the best that California cannabis brands have to offer.

CalEthos is building 10 SHOWCASE cannabis superstores in the growing Southern California market over the next three years.

SHOWCASE superstores are designed to give brands a voice and consumers an educated choice…with 20,000 square feet of retail showroom, a cannabis pharmacy for medical patients, and an event center with café and lounge areas.

Each retail showroom will feature:

Up to 100 brands on display, staffed by dedicated brand ambassadors;

●	in-store brand boutiques, which give leading companies the space and spotlight they deserve;
●	specialty product sections organized by type for easy shopping;
●	and a refrigerated area with a wide selection of edibles and beverages.

The SHOWCASE pharmacy will be staffed by trained cannabis pharmacists who are available for consultation and focused on the latest medicinal options.

And each store’s event center will accommodate up to 200 people for classes, seminars, workshops and brand promotional events.

Every detail of SHOWCASE creates a welcoming retail environment - comfortable, informative, unrushed, and worry-free.

SHOWCASE is the elevated cannabis retail and education experience that consumers and brands have been waiting for…brought to you by CalEthos and coming soon to Southern California.

For more information on CalEthos and SHOWCASE visit us online.